Exhibit 3.231

CERTIFICATE OF FORMATION

OF

HLT LIFESTYLE INTERNATIONAL MANAGE LLC

This Certificate of Formation of HLT Lifestyle International Manage LLC (the “LLC”), dated as of November 17, 2008, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is HLT Lifestyle International Manage LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Robert Harper
Robert Harper
Authorized Person